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EXHIBIT 21.1

APPENDIX A

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Insmed Pharmaceuticals, Inc.	Virginia
Celtrix Pharmaceuticals, Inc.	Delaware
Insmed Limited	England and Wales
Transave, LLC	Delaware
Insmed Holdings Limited	Ireland
Insmed Ireland Limited	Ireland

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  EXHIBIT 21.1
APPENDIX A LIST OF SUBSIDIARIES